Exhibit 10.3

Offer Letter

Chief Financial Officer

Date: 13/05/2026

VS Media Holdings Limited

3 International Business Park #03-29

Nordic European Centre

Singapore, 609927

To:

Yuen Jia Feng Leonard

Dear Mr. Yuen,

VS Media Holdings Limited (the “Company”) is pleased to offer you the position of Chief Financial Officer (“CFO”) of the Company.

Correspondence address: 3 International Business Park #03-29 Nordic European Centre Singapore 609927

This offer is subject to approval by the Company’s Board of Directors, Compensation Committee or other authorized body, and is further subject to your execution of the Company’s formal employment agreement and other applicable onboarding, employment, compliance and governance documents.

1. Position and Reporting Line

Your position will be Chief Financial Officer.

You will report directly to the Company’s Chief Executive Officer, Mr. Eng Yong Julius Toh. Where required by the Company’s governance arrangements, you will also report to the Board of Directors, Audit Committee, Compensation Committee or other relevant committees on financial reporting, audit, budgeting, treasury, internal controls, financing, SEC / Nasdaq disclosure matters and listed company compliance matters.

2. Commencement Date and Work Location

Your expected commencement date will be 06/13/2026, or such other date as may be confirmed by the Company in writing.

The Company’s current registered address / correspondence address is as follows: 3 International Business Park #03-29 Nordic European Centre Singapore 609927

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Your actual work location will be separately notified by the Company based on its business arrangements. The Company may, according to business needs, your role and responsibilities, office arrangements or management requirements, designate, adjust or change your actual work location, including the Company’s office, an affiliate’s office, a remote working location or any other location reasonably designated by the Company.

If there is any material change to your actual work location, the Company will notify you in advance to the extent reasonably practicable. You may also be required to travel or perform your duties at other locations designated by the Company based on business needs. Unless required by applicable law or otherwise approved by the Company in writing, any adjustment to your work location shall not constitute a breach by the Company and shall not automatically trigger any additional compensation, severance payment, bonus, accelerated vesting of equity or other benefits.

3. Salary

Your monthly basic salary will be SGD 10,500.

Your salary will be paid in accordance with the Company’s normal payroll practices and shall be subject to applicable tax withholding, CPF contributions, statutory deductions and other lawful or authorized deductions, where applicable.

Any salary adjustment shall be subject to the Company’s policies, performance review, financial condition and approval by the Company’s authorized representative, Board of Directors or relevant committee. This offer letter does not constitute any guarantee of automatic salary increase.

4. Incentives and Equity

You may be eligible to participate in the Company’s bonus, performance incentive, special incentive, equity incentive or other incentive arrangements applicable to senior management, subject to the Company’s then-effective policies, incentive plans, equity plans, performance review procedures and written approval by the Board of Directors, Compensation Committee or authorized representative.

Any bonus, special incentive, equity award or other incentive compensation, including the amount, form, conditions, payment timing, vesting schedule and treatment upon termination, shall be determined based on the Company’s performance, your individual performance, the Company’s financial condition, compliance record, applicable incentive mechanism and required approvals.

This offer letter does not guarantee any bonus, special incentive, equity award, accelerated vesting, change-in-control payment, severance payment or other incentive compensation.

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5. Benefits and Reimbursement

You may participate in the benefits provided by the Company to senior management, subject to the Company’s then-effective benefit policies, benefit plans, insurance arrangements and applicable laws.

Business expenses reasonably incurred by you in the course of performing your duties may be reimbursed in accordance with the Company’s expense reimbursement policies, subject to submission of valid supporting documents and Company approval.

6. Employment Term and Termination

Unless otherwise agreed in writing, your employment shall not have a fixed expiry date. This offer does not constitute a commitment by the Company to employ you or appoint you as CFO until any specific date, period, financing completion date, audit completion date, Nasdaq compliance deadline or project completion date.

Either party may terminate the employment relationship by giving three (3) months’ written notice to the other party. The Company may, to the extent permitted by applicable law, make payment in lieu of all or part of the notice period and may require you to cease active duties, complete handover, return Company property and cease access to Company systems.

If you engage in serious misconduct, material breach, fraud, gross negligence, violation of law or regulation, breach of securities laws, Nasdaq / SEC compliance obligations, insider trading policy, disclosure obligations, confidentiality obligations, or make any unauthorized commitment on behalf of the Company, the Company may, after completing any reasonable inquiry or procedure required by applicable law or Company policy, terminate your CFO position and/or employment immediately without notice or payment in lieu of notice.

7. Listed Company Compliance, Confidentiality and Handover

You shall comply with all Company policies applicable to senior management, including but not limited to the Code of Business Conduct and Ethics, Insider Trading Policy, Disclosure Policy, Clawback / Compensation Recovery Policy, Anti-Bribery and Anti-Corruption Policy, Conflicts of Interest Policy, Data Security Policy and other applicable policies.

You shall keep confidential all non-public information of the Company and its affiliates, including financial data, budgets, business plans, financing plans, audit materials, board materials, investor information, contracts, systems, data and other confidential information.

You shall cooperate with the Company on SEC / Nasdaq matters, audit, tax, board, internal compliance, investor relations and securities disclosure matters. Upon termination of employment, termination of your CFO position or upon the Company’s request, you shall complete handover, return all Company property, documents, accounts, access rights and information carriers, and continue to provide reasonable assistance after departure in relation to matters handled or known by you during your employment.

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8. Conditions of Offer

This offer is subject to:

1)	approval of your appointment and compensation arrangement by the Company’s Board of Directors, Compensation Committee or other authorized body;

2)	completion of background checks, employment history verification, qualification verification and regulatory record checks to the Company’s satisfaction;

3)	confirmation that you have the legal right to work in Singapore;

4)	execution of the Company’s formal employment agreement and other applicable confidentiality, compliance, tax, equity, D&O, insider trading, conflict of interest, data security and onboarding documents;

5)	disclosure by you of any prior employment obligations, non-compete obligations, confidentiality obligations, litigation, arbitration, regulatory investigation, conflict of interest, outside appointment or other matter that may affect your employment or CFO appointment; and

6)	no matter existing which the Company reasonably considers would adversely affect your employment, performance of duties or appointment as CFO.

9. Governing Law

This offer letter shall be governed by and construed in accordance with the laws of Singapore, without prejudice to any mandatory employment, tax, securities, regulatory or listed company compliance requirements that may apply.

10. Acceptance

If you accept this offer, please sign and return this offer letter by [15/05/2026].

This offer letter sets out the principal terms of your proposed employment. The detailed rights and obligations of the parties shall be governed by the formal employment agreement, Company policies, equity plans, incentive plans, award agreements and other applicable documents. In the event of any inconsistency between this offer letter and the formal employment agreement, the formal employment agreement shall prevail.

We look forward to your joining VS Media Holdings Limited.

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Yours sincerely,

For and on behalf of

VS Media Holdings Limited

Signature:	/s/ Eng Yong Julius Toh

Name:	Eng Yong Julius Toh

Title:	Chief Executive Officer

Date:	13 May 2026

Acceptance and Acknowledgement

I, Yuen Jia Feng Leonard, have read, understood and accept the tenns set out in this offer letter.

Signature:	/s/ Yuen Jia Feng Leonard

Name:	Yuen Jia Feng Leonard

Date:	15 May 2026

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Schedule 1

Salary Confirmation and Review

The Employee’s confirmation shall be reviewed six (6) months after the employment commencement date, subject to the Company’s satisfactory review.

Upon successful confirmation by the Company, the Employee’s monthly basic salary shall be adjusted from SGD 10,500 to SGD 12,500.

The Employee’s salary shall be subject to further review twelve (12) months after the employment commencement date, in accordance with the Company’s policies, business needs, financial condition and the Employee’s performance.

Except as expressly stated above, this Schedule does not guarantee any further salary increase, bonus, equity award or other compensation adjustment.

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